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                      April 16, 2021

       James Hippel
       Chief Financial Officer
       Bio-Techne Corporation
       614 McKinley Place N.E.
       Minneapolis, MN 55413

                                                        Re: Bio-Techne
Corporation
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            Filed August 26,
2020
                                                            File No. 000-17272

       Dear Mr. Hippel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences